Exhibit 4.7

Form 51-102F4

Business Acquisition Report

Item 1	Identity of Company

1.1	Name and Address of Company

Sangoma Technologies Corporation (the “Company” or “Sangoma”)

100 Renfrew Drive, Suite 100

Markham, Ontario

L3R 9R6

1.2	Executive Officer

David Moore

Chief Financial Officer

(905) 474-1990, extension 4107.

Item 2	Details of Acquisition

2.1	Nature of Business Acquired

On March 31, 2021, the Company completed an acquisition (the “Acquisition”) of all of the shares of StarBlue Inc. (“StarBlue”) (the parent company of Star2Star Communications, LLC, herein “Star2Star”) from Star2Star Holdings, LLC (“Holdings”) and Blue Face Holdings Limited (collectively, the “Sellers”).

StarBlue, through Star2Star, is a partner-driven communications provider dedicated to providing both mid-market and enterprise customers as well as global and large services providers with market-leading cloud communications solutions. Star2Star has a patented cloud-native collaboration platform designed for the modern business. Star2Star carries on business or maintains property, offices, facilities, or employees in each of the fifty states in the United States. Star2Star is a leading provider of full-spectrum, internally developed, cloud-native communications services on a high availability, multi-tenant platform.

The Acquisition and the respective business of both the Company and StarBlue are more fully described in the management information circular of the Company dated February 26, 2021 (the “Circular”) and filed on SEDAR at www.sedar.com under the Company’s SEDAR profile.

2.2	Acquisition Date

March 31, 2021.

2.3	Consideration

Pursuant to the Acquisition, the Company will issue an aggregate of 110,000,000 common shares in the capital of the Company (“Common Shares”) at a deemed price of CAD$4.17 per Common Share, representing an aggregate price of CAD$458,700,000 (the “Share Consideration”), and paid cash consideration of CAD$128,971,168 (US$102,106,855, reduced from US$105,000,000 as a result of initial closing adjustments). 22,000,000 of the Share Consideration (less 869,202 Common Shares representing a holdback for indemnification purposes) were issued on closing of the Acquisition (“Closing”), with the remaining Common Shares to be issued and distributed in quarterly installments commencing on April 1, 2022.

Pursuant to a direction received by the Company from the Sellers and an optionholder of StarBlue entitled to receive the Share Consideration issuable on Closing, 480,000 of the Common Shares that were issuable to such parties on Closing were instead issued to Q Advisors LLC, a financial advisor engaged by StarBlue as partial consideration of the fee payable in connection with the Acquisition.

In addition, Sangoma issued 129,198 Common Shares to INFOR Financial Inc. (“INFOR Financial”) as partial consideration of the fee payable to INFOR Financial in respect of financial advisory services rendered in connection with the Acquisition.

The Common Shares issued to Blue Face Holdings Limited, Q Advisors LLC and INFOR Financial on Closing are subject to resale restrictions for four months and one day, expiring August 1, 2021. Holdings and Q Advisors LLC each entered into a 12-month lock-up agreement for the Common Shares received on Closing.

The cash consideration delivered by Sangoma in connection with the Acquisition was paid from available cash and through an extension of its existing credit facility with TD Bank and Bank of Montreal.

2.4	Effect on Financial Position

Pursuant to the Acquisition, the Company acquired direct control of StarBlue, which became a wholly-owned subsidiary of the Company, and indirect control of Star2Star, a wholly-owned subsidiary of StarBlue. The effect of the Acquisition on the Company’s financial position is as outlined in the unaudited pro-forma consolidated financial statements included as Appendix “E” to the Circular.

Other than the foregoing, the Company does not have any plans or proposals for any other material changes in its business affairs, or the affairs of StarBlue which may have a significant effect on the financial performance or position of the Company, including any proposal to liquidate the business of the Company or StarBlue, to sell, lease or exchange all or a substantial part of its assets, to amalgamate the business or to make any other material changes to the business of the Company or StarBlue.

In connection with the Acquisition, the Company appointed two new directors to the board of directors of the Company, Norman Worthington and Marc Lederman.

2.5	Prior Valuations

No valuation opinions were obtained in the last 12 months by the Company or StarBlue required by securities legislation or a Canadian exchange or market to support the consideration paid by the Company in connection with the Acquisition.

However Sangoma obtained a fairness opinion from INFOR Financial dated January 29, 2021 attesting to the fairness of the consideration to be paid by Sangoma.

2.6	Parties to Transaction

The Acquisition was not with an informed person (as defined in Section 1.1 of National Instrument 51-102 Continuous Disclosure Obligations (“NI 51-102”)), associate or affiliate of the Company.

2.7	Date of Report

June 14, 2021

Item 3	Financial Statements and Other Information

Pursuant to Part 8 of NI 51-102, StarBlue’s audited annual consolidated financial statements and related notes for the years ended December 31, 2020 and December 31, 2019 are attached hereto as Schedule “A” and form an integral part of this business acquisition report (this “Report”).

Grant Thornton LLP, Certified Public Accountants, the auditor of StarBlue, have given their consent to include their audit report in this Report.

Please note that the valuation used in the subsequent event note of the financial statements of StarBlue attached in Schedule “A” to this Report refers to the Sangoma Common Share price and exchange rate as of January 28, 2021 (the date of immediately preceding the date Sangoma issued a press release announcing the Acquisition) whereas Item 2.3 of this Report refers to the Sangoma Common Share price and exchange rate as of March 30, 2021 (the date of immediately preceding the date Sangoma issued a press release announcing the Closing) and expected closing adjustments. The difference in valuation results from the change in Sangoma Common Share price, the movement in exchange rate and the incorporation of expected closing adjustments.

Cautionary Note Regarding Forward-looking Information

This Report contains forward-looking statements. When used in this Report, the words such as “could”, “plan”, “estimate”, “expect”, “intend”, “may”, “potential”, “should” and similar expressions indicate forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. Forward-looking statements speak only as of the date they are made, and the Company does not undertake to update these statements other than as required by law. By their nature, forward-looking statements are based on the opinions and estimates of management on the date that the statements are made and involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other events contemplated by the forward-looking statements will not occur or will differ materially from those expected. Such risks and uncertainties include but are not limited to the impact of the recent cyber attack experienced by Sangoma and resulting data breach and other risk factors as disclosed more fully in the Circular. Although Sangoma believes that the expectations represented by such forward-looking statements are reasonable based on the current business environment, there can be no assurance that such expectations will prove to be correct as these expectations are inherently subject to business, economic and competitive uncertainties and contingencies. The forward-looking statements contained in this Report are expressly qualified by this cautionary statement and Sangoma undertakes no obligation to update forward-looking statements if circumstances or management’s estimates or opinions should change except as required by law. Readers are directed to the Circular and Sangoma’s filings on SEDAR with respect to additional risk factors relating to the Acquisition.

SCHEDULE “A”

STARBLUE AUDITED ANNUAL CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND DECEMBER 31, 2019

(Please see attached.)

Consolidated Financial Statements

StarBlue Inc.

For the years ended December 31, 2020 and December 31, 2019

GRANT THORNTON LLP 101 E Kennedy Blvd., Suite 3850 Tampa, FL 33602-5152 D +1 813.229.7201 F +1 813.223.3015	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS Board of Directors StarBlue Inc.

We have audited the accompanying consolidated financial statements of StarBlue Inc. a Delaware limited liability corporation and subsidiaries (collectively, the “Company”), which comprise the consolidated statements of financial position as of December 31, 2020 and 2019, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity (deficit), and cash flows for the years then ended, and the related notes to the financial statements.

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the United States of America together with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants and we have fulfilled our other ethical responsibilities in accordance with these requirements, respectively.

Responsibilities of management and those charged with governance for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. In preparing the consolidated financial statements, management is responsible for evaluating whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued, or available to be issued, and disclosing, as applicable, matters related to this evaluation unless the liquidation basis of accounting is being used by the Company.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America and the International Standards on Auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to fraud or error. Reasonable assurance is a high level of assurance but is not a guarantee that an audit will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. We design audit procedures responsive to those risks and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error because fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation, structure, and content of the consolidated financial statements, including disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

As part of an audit, we exercise professional judgment and maintain professional skepticism throughout the audit. We also

•	conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether substantial doubt exists related to the Company’s ability to continue as a going concern. If we conclude that substantial doubt exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision, and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies or material weaknesses in internal control that we identify during our audit.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of StarBlue Inc. and subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Tampa, Florida

June 11, 2021

StarBlue Inc.

Consolidated statements of financial position

(in United States dollars)

		December	December
As at	Note	31, 2020	31, 2019
Assets
Current
Cash		$9,481,683	$2,467,699
Accounts receivable	14	5,259,618	5,084,042
Inventory		1,685,047	1,064,903
Prepaid and other current assets		831,450	885,357
Current portion of contract cost assets	19	1,369,622	987,984
Assets held for sale	6	-	14,547,944
Total current assets		18,627,420	25,037,929
Property and equipment	3	5,386,675	5,429,743
Right-of-use assets	11	246,301	1,308,158
Intangible assets	4	5,759,398	4,944,796
Contract cost assets	19	3,394,519	4,155,104
Other assets		1,036,405	1,057,423
Total assets		$34,450,718	$41,933,153

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities		$8,211,336	$9,294,423
Current portion of deferred revenues	19	3,004,559	2,793,608
Current portion of lease liabilities	11	257,896	967,500
Revolving line of credit facility	7	-	10,500,000
Current portion of term loan	7	425,000	2,976,191
Liabilities held for sale	6	-	2,905,434
Total current liabilities		11,898,791	29,437,156
Deferred revenues, long term portion	19	1,399,260	1,462,498
Lease liability, long term portion	11	-	421,908
Term loan	7	40,554,821	9,323,382
Other non-current liabilities		1,116,008	1,159,731
Deferred income taxes	8	2,305,385	1,044,865
Total liabilities		57,274,265	42,849,540
Shareholders’ equity (deficit)
Common stock	9	1,000	1,000
Contributed surplus		-	42,568,697
Cumulative currency translation adjustment		-	(230,554)
Accumulated deficit		(22,824,547)	(43,255,530)
Total shareholders’ equity (deficit)		(22,823,547)	(916,387)
Total liabilities and shareholders’ equity (deficit)		$34,450,718	$41,933,153

On behalf of the Board on June 11, 2021

(Siqned) William J. Wignall
Director

See accompanying notes to the consolidated financial statements.

6

StarBlue Inc.

Consolidated statements of income and comprehensive income

(in United States dollars)

		December	December
	Note	31, 2020	31, 2019
Revenues	19
Recurring subscription services		$74,575,093	$69,942,439
Product sales		6,446,764	7,443,783
Total revenues		81,021,857	77,386,222
Cost of revenues
Recurring subscription services		5,875,610	5,454,762
Product sales		4,072,964	4,464,102
Total cost of revenues		9,948,574	9,918,864
Gross profit		71,073,283	67,467,358
Operating expenses
Selling, general, and administrative
expenses	16	60,522,484	58,737,841
Impairment of capitalized software	4	509,263	449,238
Total operating expenses		61,031,747	59,187,079
Operating income		10,041,536	8,280,279
Other income (expense)
Interest expense	17	(3,309,594)	(2,052,381)
Grant income	7	4,199,200	-
Income before income taxes		10,931,142	6,227,898
Income tax expense		(2,271,594)	(1,240,580)
Net income from continuing operations		8,659,548	4,987,318
Income (loss) from discontinued operations	6	29,202,738	(2,665,555)
Net income		37,862,286	2,321,763
Other comprehensive income (loss)
Translation of foreign operations		230,554	(305,884)
Total comprehensive income		$38,092,840	$2,015,879

See accompanying notes to the consolidated financial statements.

7

StarBlue Inc.

Consolidated statements of changes in shareholders’ equity (deficit)

(in United States dollars)

				Cumulative
				currency
			Contributed	translation		Total shareholders’
	Note	Common stock	surplus	adjustment	Accumulated deficit	equity (deficit)
Balance at December 31, 2018		$1,000	$42,568,697	$75,330	$(45,577,293)	$(2,932,266)
Currency translation adjustment		-	-	(305,884)	-	(305,884)
Net income		-	-	-	2,321,763	2,321,763
Balance at December 31, 2019		$1,000	$42,568,697	$(230,554)	$(43,255,530)	$(916,387)
Currency translation adjustment		-	-	230,554	-	230,554
Net income		-	-	-	37,862,286	37,862,286
Distribution	7	-	(42,568,697)	-	(17,431,303)	(60,000,000)
Balance at December 31, 2020		$1,000	$-	-	$(22,824,547)	$(22,823,547)

See accompanying notes to the consolidated financial statements.

8

StarBlue Inc.

Consolidated statements of cash flows

(in United States dollars)

	December	December
	31, 2020	31, 2019
Cash flows from operating activities:
Net income from continuing operations	$8,659,548	$4,987,318
Net income (loss) from discontinued operations	29,202,738	(2,665,555)
Net income	37,862,286	2,321,763

Adjustments for items not involving cash
Depreciation of property and equipment and right-of-use assets	3,463,944	4,693,600
Loss on disposal of assets	431,429	380,707
Impairment of capitalized software	509,263	449,238
Gain on sale of Blue Face Entities	(32,344,389)	-
Bad debt expense	528,795	265,483
Recoveries of bad debt expense	-	30,000
Income taxes	1,282,783	1,038,995
Changes in operating assets and liabilities:
Accounts receivable, net	(822,163)	(208,582)
Contract cost assets	378,947	(1,818,197)
Inventories	(620,468)	185,363
Prepaid and other current / non-current assets	28,426	(693,554)
Accounts payable and accrued liabilities	(552,828)	(2,153,890)
Deferred revenues	(180,895)	(474,482)
Other non-current liabilities	(356,888)	73,020
Proceeds from PPP - Newtek	4,199,200	-
Grant income PPP- Newtek	(4,199,200)	-
Net cash provided by operating activities	9,608,242	4,089,464

Cash flows from investing activities:
Purchases of property and equipment	(1,450,366)	(2,885,352)
Expenditures for internal use software	(2,598,353)	(3,212,197)
Proceeds from sale of Blue Face entities, net of cash sold	44,125,145	-
Net cash provided by (used in) investing activities	40,076,426	(6,097,549)

Cash flows from financing activities:
Payments on term loan - ABPCI	(318,750)	-
Proceeds from term loan - ABPCI	42,500,000	-
Payments on revolving credit facility - WAB	(13,500,000)	(23,600,000)
Proceeds from revolving credit facility - WAB	3,000,000	22,800,000
Payments on term loan -WAB	(12,500,000)	-
Proceeds from term loan - WAB	-	5,000,000
Debt financing costs	(1,001,002)	(79,146)
Payments on lease liabilities	(1,131,512)	(1,429,388)
Member distributions	(60,000,000)	-
Net cash provided by (used in) financing activities	(42,951,264)	2,691,466

Effects on cash of currency translation	280,580	(301,112)

Net increase in cash	7,013,984	382,269

Cash, beginning of year	2,467,699	2,085,430

Cash, end of year	$9,481,683	$2,467,699

Supplemental cash-flow information (Note 18)

See accompanying notes to the consolidated financial statements.

9

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

1. Nature of operations

StarBlue Inc. (“StarBlue” or “the Company”), was formed as a Delaware corporation on December 4, 2017 pursuant to a Contribution Agreement between Star2Star Holdings, LLC (“S2S Holdings”) and Blue Face Holdings Limited (“BF Holdings”).

On December 31, 2017, S2S Holdings and BF Holdings each contributed to the Company its interests in its wholly-owned subsidiaries, Star2Star Communications, LLC (“Communications”) and Blue Face Limited, Blue Face Italia Sr.1., Blueface Limited, and Blueface, Inc. (collectively, “Blue Face Entities”), respectively, in exchange for all the outstanding stock in the Company. This transaction constituted an Internal Revenue Code Section (“IRC S”) 351 exchange whereby no gain or loss was recognized on the contribution of property in exchange for stock of a corporation. Following this transaction, S2S Holdings held a controlling interest of 95% of the outstanding shares in the Company, and BF Holdings held 5% of the remaining outstanding shares. Prior to the formation of StarBlue, the Company previously reported its operations under Communications, which was founded in 2004 in Sarasota, Florida. Communications operates throughout the United States of America.

Effective December 31, 2017, Communications became a wholly-owned subsidiary of StarBlue and the results of operations of Communications are included in these consolidated financial statements for 2020 and 2019. The operating results of the Blue Face Entities are included for 2020 and 2019

On February 18, 2019, the Company formed a fully owned subsidiary, NSV Connect, LLC. (“NSV”). NSV was formed in the state of Delaware as a limited liability company. NSV is a disregard entity for federal tax purposes. NSV provides Unified Communications-as-a-Service (“UCaas”) solutions via the Blue Face Proprietary platform in North America.

On January 24, 2020, the Company sold the Blue Face Entities and NSV to Comcast Cable Communications, LLC by means of a share purchase agreement. See Note 6. The operating results of the Blue Face Entities and NSV are included for the periods ended December 31, 2019 and 2020 up to the date of sale as discontinued operations.

The Company provides a scalable cloud-based UCaas solution that unifies customers’ voice, video, fax, instant messaging, and presence management into a single, easy-to-use system that enables visibility and improves productivity. The Company offers voice over internet communication systems (“VoIP”), software and related services. The Company’s solution is sold through a diversified network of partners that includes distributors, master agents, managed service providers, licensees, wholesalers and certified installing dealers. The Company also has a professional services team which focuses on best practices and providing custom applications and training. Available across North America, the Company’s solution has an installed base of approximately 24,000 locations, including large national chains with multi-location communications footprints. The Blue Face Entities operated throughout Ireland, Italy, UK, France, Germany and Spain.

The Company’s registered office is 600 Tallevast Rd., Suite 202 Sarasota, FL 34243.

COVID-19

The Company has and continues to closely monitor sales and other financial metrics to assess the impact of COVID-19 on its operations. These metrics suggest that there has been some decline in revenue attributable to COVID-19, but this decline has so far been minimal and appears to largely be reversing itself. It is too early to determine if COVID-19 will have a long-term impact on the Company’s operations and revenue.

In recognition of the potential impact COVID-19 may have on its customers, starting in April 2020, the Company offered customers standard payment deferral options for up to three months. Customers electing payment deferral options agreed to extend their contract term consistent with the length of the deferral, repay the deferred amount over a twelve (12) month period, and/or pay additional administrative fees. There has been only modest interest in this option with very few customers electing to accept the deferral option.

10

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

In June 2020, The Company received a loan under the SBA Paycheck Protection Program (PPP) under the United States Coronavirus Aid, Relief, and Economic Security Act. The PPP loan proceeds were segregated from the operating funds of the Company. By mid-third quarter 2020, The Company had used 100% of the PPP loan proceeds on eligible expenses. The Company has ten months in which to complete the loan forgiveness application from the date of the final expenditure. The loan and accrued interest are forgivable as long as proceeds are used for certain eligible expenses, including payroll, benefits, and occupancy expenses, and the Company maintains its payroll levels. The Company has filed for loan forgiveness in March 2021. The Company made the accounting policy election to account for the forgivable loan as a government grant. The loan proceeds and grant income are presented in the Consolidated Statements of Cash Flows in the cash flows from operating activities section. The grant income is presented in the Consolidated Statements of Income and Comprehensive Income in the other income (expense) section. See Note 7.

In response to the economic uncertainty created by COVID-19, The Company implemented a number of cost savings and expense reduction measures in 2020. These included eliminating senior leadership bonuses, reducing or eliminating annual compensation increases for employees, a hiring freeze on non-essential positions, eliminating non-essential business travel and in-person marketing events, negotiating reduced rent at the Company’s head office and closing the Company’s Atlanta office at the end of the existing lease term in September 2020.

The Company has had little to no impact on its supply chain side from COVID-19. Advance work by the Company’s operations teams ensured that it was able to successfully manage any possible disruption without any material impact on sales opportunities.

The Company took precautions early in March 2020 when the pandemic started and had all non-essential employees work from home. A handful of employees in distribution and IT do come in regularly to the office but are socially distanced and required to wear personal protective equipment. The Company also has increased hand sanitizing stations throughout the building and reminder policies on the importance of continued vigilance on hand washing hygiene. The Company has also eliminated non-essential travel and required waivers of any employee who chooses to travel during the pandemic.

2. Significant accounting policies

i)	Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”) and Interpretations of the IFRS Interpretations Committee (“IFRIC”).

ii)	Basis of measurement

These consolidated financial statements have been prepared on the going concern basis, under historical cost, unless otherwise indicated.

iii)	Basis of consolidation

Subsidiaries are entities controlled by the Company. The Company ‘controls’ an entity when it is exposed to, or has the right to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date on which control commences until the date on which control ceases.

11

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

These consolidated financial statements include the accounts of the Company and the following entities which are material subsidiaries of the Company:

	Jurisdiction of	Functional
Subsidiaries	incorporation	currency	Ownership interest
Star2Star Communications, LLC	United States	USD	100%
NSV Connect, LLC *	United States	USD	100%
Blue Face Limited *	Ireland	Euro	100%
Blue Face Italia Sr. 1. *	Italy	Euro	100%
Blueface Limited *	United Kingdom	Pound/Sterling	100%
Blueface, Inc. *	United States	USD	100%

*Through January 24, 2020 (the date of sale)

All intercompany transactions and balances with subsidiaries have been eliminated in consolidation.

iv)	Functional and presentation currency

These consolidated financial statements are presented in United States dollars (“USD”), which is also the Company’s functional currency.

v)	Foreign currency transactions and translation

Foreign currency transactions are translated into the functional currency using exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement of monetary items denominated in foreign currency at year-end exchange rates are recognized in profit or loss.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition, are translated to United States dollars at exchange rates at the reporting date. The revenue and expenses of foreign operations are translated to United States dollars at exchange rates at the date of the transaction. Foreign currency differences are recognized in other comprehensive income. When a foreign operation is disposed of, in whole, the relevant amount in the foreign currency translation account is transferred to earnings as part of the gain or loss on disposal.

vi)	Cash

Cash includes cash on hand and balances with banks.

vii)	Inventories

Inventories are initially valued at cost, and subsequently at the lower of cost and net realizable value, using the first-in, first-out method. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs to sell. On an on-going basis, the Company reviews inventories for obsolete, redundant and slow-moving goods and any such inventories identified are written down to net realizable value.

viii)	Discontinued operations and held for sale

A discontinued operation is a component of the Company that either has been disposed of or is classified as held for sale. A discontinued operation represents a separate major line of the business. Profit or loss from discontinued operations comprises the post-tax profit or loss of discontinued operations and the post-tax gain or loss recognized on the measurement to fair value less costs to sell or on the disposal group(s) constituting the discontinued operation.

Non-current assets classified as held for sale are presented separately and measured at the lower of their carrying amounts immediately prior to their classification as held for sale and their fair value less costs to sell. However, some held for sale assets such as financial assets or deferred tax assets, continue to be measured in accordance with the Company’s relevant accounting policy for those assets. Once classified as held for sale, the assets are not subject to depreciation or amortization.

12

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Any profit or loss arising from the sale of a discontinued operation or its remeasurement to fair value less costs to sell is presented as part of a single line item, profit or loss from discontinued operations.

ix)	Property and equipment

Property and equipment are measured at cost less accumulated depreciation and impairment losses. Depreciation commences when the assets are available for use and is charged to the statements of income and comprehensive income on a straight-line basis over its useful life as outlined below:

Leasehold improvements	Shorter of: estimated useful life or lease term
Computers	3-5 years
Furniture, fixtures and equipment	3 years
Telephony equipment	7 years

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost can be measured reliably. Repairs and maintenance costs are charged to the statement of income and comprehensive income during the period in which they are incurred.

An asset’s residual value, useful life and depreciation method are reviewed at each financial year-end and adjusted if appropriate. When parts of an item of property and equipment have different useful lives, they are accounted for as separate items (major components) of property and equipment. Depreciation of property and equipment commences when the asset is available for use.

Gains and losses on disposal of an item of property and equipment are determined by comparing the proceeds from disposal with the carrying amount of the item and are recognized in profit or loss.

x)	Intangibles

Intangible assets with finite lives that are acquired separately are measured on initial recognition at cost, which comprises its purchase price plus any directly attributable costs of preparing the asset for its intended use. Intangible assets consist of technology, IP and domain properties, brand, and customer relationships. IP and domain properties includes static IP addresses. Following initial recognition, such intangible assets are carried at cost less any accumulated amortization on a straight-line basis over the following periods:

Technology	5 years
IP and domain properties	10 years
Brand	10 years
Customer relationships	20 years
Capitalized software	3 years

xi)	Capitalized software costs

The Company incurs costs for the acquisition of computer software used in providing services to its customers as well as for internal use. Software acquisition costs are capitalized if the software has a useful life of greater than one year. Acquisition costs include computer software that is acquired, internally developed, and externally developed. Subsequent additions, modifications or upgrades to software are capitalized only to the extent that they provide additional functionality. Software development costs incurred during the application development stage are capitalized in accordance with IAS 38 Intangibles. Planning, software maintenance, and training costs are expensed as incurred.

xii)	Goodwill

Goodwill represents the excess of the acquisition cost in a business combination over the fair value of the Company’s share of the identifiable net-assets acquired.

13

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

xiii)	Impairment testing of goodwill and long-lived assets

For purposes of assessing impairment under IFRS, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units). The Company’s cash generating units to which goodwill has been assigned and intangible assets that are not yet available for use are tested for impairment at least annually. All other long-lived assets and finite life intangible assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

An impairment loss is recognized for the amount by which the asset’s or cash-generating unit’s carrying amount exceeds its recoverable amount, which is the higher of fair value less costs of disposal or value-in-use. To determine the value-in-use, management estimates expected future cash flows from the cash-generating unit and determines a suitable pre-tax discount rate in order to calculate the present value of those cash flows. The data used for impairment testing procedures are directly linked to the Company’s latest approved budget, adjusted as necessary to exclude the effects of future reorganizations and asset enhancements. Discount factors have been determined for the cash-generating units and reflect its risk profile as assessed by management.

Impairment losses for the cash-generating units reduce first the carrying amount of any goodwill allocated to that cash-generating unit, with any remaining impairment loss charged pro rata to the other assets in the cash-generating unit. In allocating an impairment loss, the Company does not reduce the carrying amount of an asset below the highest of its fair value less costs of disposal or its value in use and zero. With the exception of goodwill, all assets are subsequently reassessed for indications that an impairment loss previously recognized may no longer exist. An impairment charge is reversed if the assets’ recoverable amount exceeds its carrying amount only to the extent the new carrying amount does not exceed the carrying value of the asset had it not originally been impaired. During the year-ended December 31, 2020, the Company recorded an impairment charge of certain capitalized software costs of $509,263 (2019-$449,238).

xiv)	Leases

The Company as Lessor

The Company classifies its leases as either operating or finance leases. A lease is classified as a finance lease if it transfers substantially all the risks and rewards incidental to the ownership of the underlying asset and classified as an operating lease if it does not.

The Company as Lessee

The Company assesses whether a contract is or contains a lease at inception of the contract. The Company recognizes a right-of-use asset and a corresponding lease liability with respect to all lease agreements in which it is lessee, except for short-term leases (defined as leases with lease term of 12 months or less) and leases of low value assets (defined as leases for which the underlying asset is less than $5,000). For these leases, the Company recognizes the leases as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are assumed.

Lease liability

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate. The incremental borrowing rate is defined as the rate of interest to obtain an asset of a similar value to the right-of-use asset in a similar economic environment.

Lease payments included in the measurement of the lease liability comprises:

•	Fixed lease payments (including in-substance fixed payments), less any lease incentives;
•	Variable lease payments that depend on an index or rate, initially measured using the index or rate at the commencement date;
•	The amount expected to be payable by the lessee under residual value guarantees;
•	The exercise of purchase options, if the lessee is reasonably certain to exercise the options; and

14

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

•	Payments of penalties for terminating the lease, if the lease term reflects the exercise of an option to terminate the lease.

The lease liability is subsequently measured by increasing the carrying amount to reflect interest on the lease liability (using the effective interest method) and by reducing the carrying amount to reflect the lease payments made. The Company remeasures the lease liability (and makes a corresponding adjustment to the related right-of-use asset) when:

•	The lease term has changed or there is a change in the assessment of exercise of a purchase option, in which case the lease liability is remeasured by discounting the revised lease payment using a revised discount rate.
•	The lease payments change due to changes in the index or rate or a change in expected payment under a guaranteed residual value, in which the lease liability is remeasured by discounting the revised lease payments using the initial discount rate (unless the lease payments change due to a change in a floating interest rate, in which case a revised discount rate is used).
•	A lease contract is modified, and the lease modification is not accounted for as a separate lease, in which case the lease liability is remeasured by discounting the revised lease payments using a revised discount rate.

Right-of-use assets

The right-of-use assets comprises the initial measurements of the corresponding lease liability, lease payments made at or before commencement day and any initial direct costs. They are subsequently measured at cost less accumulated depreciation and impairment losses.

Whenever the Company incurs an obligation for costs to dismantle and remove a leased asset, restore the site on which it is located or restore the underlying asset to the condition required by the terms and conditions of the lease, a provision is recognized and measured under IAS 37 Provisions, Contingent Liabilities and Contingent Assets. The costs are included in the related right-of-use asset, unless those costs are incurred to produce inventories.

Right-of-use assets are depreciated over the shorter period of lease term and useful life of the underlying asset. If a lease transfers ownership of the underlying asset or the cost of the right-of-use asset reflects the Company’s expectation to exercise a purchase option, the related right-of-use asset is depreciated over the useful life of the underlying asset. The depreciation starts at the commencement date of the lease.

xv)	Share-based payments

The Company grants stock options to its employees pursuant to equity incentive plans which include issuances of non-qualified options (“NQOs”), Restricted Unit Awards, Deferred Units, and Unit Appreciation Rights. The Company measures equity settled share-based payments based on their fair value at the grant date and recognizes compensation expense over the vesting period based on the Company’s estimate of the equity instruments that will ultimately vest. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be satisfied, such that the amount ultimately recognized is based on the number of awards that ultimately vest. The fair value of the share-based payments granted is measured using the Black Scholes option pricing model, taking into account the terms and conditions upon which the share-based payments were granted.

xvi)	Revenue recognition

The Company determines revenue recognition through the following steps: a) identification of the contract with a customer; b) identification of the performance obligations in the contract; c) determination of the transaction price; d) allocation of the transaction price for the performance obligations in the contract; and e) recognition of revenue when the Company satisfies a performance obligation.

Revenue is recognized when control of the promised goods or services is transferred to the customers, in an amount that reflects the consideration receivable in exchange for those goods or services, net of discounts and sales taxes.

15

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

The Company enters into contracts with customers that may include various combinations of products and related services, which are generally capable of being distinct and accounted for as separate performance obligations. The predominant model of customer procurement includes multiple deliverables and generally include product, including related software licenses (perpetual), provisioning, and porting, and recurring subscription services (“communication services”). Revenues are allocated to each performance obligation within an arrangement based on estimated relative stand-alone selling price (“SSP”). Revenue is then recognized for each performance obligation upon transfer of control of the good or service to the customer in an amount that reflects the consideration expected to be received.

Revenues are comprised of both contracts with customers and lease revenues. Lease revenues are derived from the rental of telecommunication hardware and related components as a part of a communication services contract. Lease revenue represents an arrangement where the customer has the right to use an identified asset for a specified term and such revenue is recognized over the term the customer is given exclusive access to the asset. All other recurring subscription services are considered revenue from contracts with customers.

Generally, revenue is recognized under IFRS 15 for each performance obligation as follows:

Product revenues including related porting, provisioning and software licenses

Product revenues are mainly composed of hardware product components of telephony and IP equipment. The provisioning of new hardware including the related license are included with the hardware as a combined performance obligation as the integration of the goods and services create a combined output. For product sales, transfer of control occurs at a point in time, which is generally based on the shipping terms stated within the contract with the customer. For sales where control transfers prior to the shipping and handling activities, the Company has elected to treat shipping and handling activities related to contracts with customers as fulfillment activities, and not as separate performance obligations, and accrues the related costs when the related revenue is recognized. For sales of porting, provisioning or software license, related to existing customer hardware, the transfer of control occurs at a point in time, which is generally when the hardware is shipped to the customer. Product sales include the one-year warranty from the original manufacturer that ensures the products operate as intended. The Company does not offer any form of assurance warranty related to its product sales.

Communication service revenues

Communication service revenues are composed primarily of monthly recurring telecommunication services and support charges pursuant to long-term subscription agreements. For communication service revenues, transfer of control occurs over time as the customer simultaneously receives and consumes the benefits related to the Company’s performance as it performs. Communication service arrangements are typically rendered over a three to five-year period and the nature of each month’s service is distinct and can be assessed on a stand-alone basis. As such, the monthly performance obligations meet the series guidance and are recognized over time on a time-based measure. Communication services include maintenance plans that provide customers with support services and the right to replace equipment that no longer operates as intended. The Company has determined that the maintenance plans include a service warranty that represents a stand-ready obligation.

Under the terms of the Company’s standard subscription agreement, new customers can terminate services within 30 days of installation of their first service location and receive a refund of fees previously paid. The Company believes that this limits the enforceable rights in obligations to the first 30 days of an arrangement but after the first 30 days the agreements contain substantive cancellation provisions that accelerate payment of all expected service fees for the remainder of the term upon cancellation as such the term after the first 30 days is generally the stated term of the contract, plus any additional months related to activation of all customer locations.

Transaction Price

The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods and services to its customer. Revenue is recorded based on the transaction price, which includes estimates of variable consideration. The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

16

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Certain arrangements contain variable consideration such as late payment fees and rights to refund. The Company includes estimates for variable consideration within its determination of the transaction price, subject to the constraint. Generally, these estimates of variable consideration are not found to be materially different from actual results. The Company estimates the impact of such variable consideration using the expected value method. Based on historical experience, the impact of both late payment fees and rights of refund are expected to be immaterial.

The communication services meet the series guidance requirements. Variable consideration related to usage fees and service level guarantees are accounted for under the variable consideration allocation exception as the variable consideration relates to the distinct month of services provided in the series.

Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 to 60 days. Payment is made as services are provided over time in monthly increments. The Company does not adjust the transaction price for the effects of a significant financing component, at contract inception, when the period between the transfer of a promised product or service to the customer and payment for that product or service will be one year or less.

The Company excludes from revenue sales taxes and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

Contracts with Multiple Performance Obligations

The Company enters into contracts with customers that frequently include both product and communication services both of which are deemed to be separate performance obligations. The Company allocates the contract’s transaction price to each performance obligation within an arrangement based on estimated relative SSP. Revenue is then recognized for each performance obligation upon transfer of control of the good or service to the customer in an amount that reflects the consideration the Company expects to receive.

Judgment is required in estimating SSP price for each distinct performance obligation. The Company determines SSP including the use of reference to stand-alone sales to maximize the use of observable inputs for each product and service. SSP typically is established as a range. When any obligation within an arrangement falls outside the developed SSP range, the contract price for that obligation is adjusted to the mid-point of the established SSP range and the arrangement’s transaction price is allocated to each performance obligation based on relative selling price.

Contract Assets

The timing of revenue recognition may not align with the right to invoice the customer. The Company records accounts receivable when it has the unconditional right to invoice regardless of whether revenue has been recognized. If revenue has not yet been recognized, then a contract liability is also recorded as deferred revenue on the consolidated statements of financial position. Such amounts are classified in the consolidated statements of financial position as deferred revenue. If revenue is recognized in advance of the right to invoice, a contract asset is recorded.

Cost to Obtain a Contract (Contract Cost Assets)

The Company capitalizes incremental costs of obtaining customer contracts. The capitalized amounts consist primarily of: (i) sales commissions paid to the direct sales force and amounts paid to employees other than the direct sales force who earn incentive payouts under annual compensation plans that are tied to the value of contracts acquired plus (ii) the associated payroll taxes and fringe benefit costs associated with the payments to the employees. These costs are deferred and are included within contract cost assets on the consolidated statements of financial position. The judgments made in determining the amount of costs incurred include whether the commissions are in fact incremental and would not have occurred absent the customer contract. Costs to obtain a contract are allocated to the performance obligations based on their selling price, taking into consideration anticipated renewals, and are amortized as control of the performance obligations are transferred, which may extend beyond the contract term as it takes into consideration anticipated renewals. As a result, a portion of costs to obtain a contract are recognized as products are shipped. Cost to obtain contracts allocated to communication service obligations are deferred and amortized over a period between five and seven years based on the expected period of benefit of these costs which gives consideration to expected contract renewals and the useful life of the technology.

17

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit for these deferred contract acquisition costs.

xvii)	Cost of Revenues

Cost of recurring subscription services primarily consists of network capacity and usage purchased from third-party carriers, data center storage fees, network hosting licenses, and depreciation of telecommunication equipment. Cost of recurring subscription services is expensed as incurred.

Cost of product revenues is comprised primarily of the costs associated with purchased telecommunication equipment, packing costs, shipping costs, and costs of professional services. Cost of product sales is expensed in the period product is delivered to the customer.

xviii)	Income taxes

Income taxes are calculated using the liability method, which requires the recognition of deferred tax assets and liabilities based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company calculates taxes on an individual entity basis for its wholly-owned subsidiaries. As a result, the Company’s consolidated effective tax rate may fluctuate from period to period based on the relative mix of earnings and losses within the taxing jurisdictions in which the subsidiaries operate during their respective periods.

Deferred tax assets are recognized to the extent it is probable that the underlying tax loss or deductible temporary difference will be utilized against future taxable income. This is assessed based on the Company’s forecast of future operating results, adjusted for significant non-taxable income and expenses and specific limits on the use of any unused tax loss or credit. If the amount of taxable temporary difference is insufficient to recognize a deferred tax asset in full, then future taxable profits, adjusted for reversals of existing temporary differences, are considered, based on the business plans for individual subsidiaries in the Company. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized; such reductions are reversed when the probability of future taxable profit improves.

Unrecognized deferred tax assets are reassessed at each reporting date and recognized to the extent that it has become probable that future taxable profits will be available against which they can be used. In the ordinary course of business, the Company and its subsidiaries may be examined by various federal, state, and foreign tax authorities. The Company regularly assesses the potential outcomes of these examinations and any future examinations or the current or prior years in determining the adequacy of its provision for income taxes.

xix)	Financial instruments

Financial assets and financial liabilities are recognized when the Company becomes party to the contractual provisions of the financial instrument. All financial instruments are initially measured at fair value adjusted for transaction costs (where applicable).

Financial assets

On initial recognition, financial assets are classified as subsequently measured at “amortized cost”, “fair value through other comprehensive income” (“FVOCI”) or “fair value through profit or loss” (“FVTPL”). The classification is determined based on the Company’s business model for managing the financial asset and the contractual cash flow characteristics of the financial asset. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

Financial assets are measured at amortized cost if they are held within a business model whose objective is to hold the financial assets and collect its contractual cash flows, and the contractual terms of the financial assets give rise to cash flows that are solely payments of principal and interest on the principal amount outstanding. These assets are recorded initially at fair value and subsequently measured at amortized cost using the effective interest rate method. Interest and realized gains or losses are included in the consolidated statements of loss and comprehensive loss. Financial assets measured at amortized cost are comprised of cash and accounts receivable.

18

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

The Company derecognizes a financial asset when its contractual rights to control the financial asset expire.

Financial liabilities

Financial liabilities are initially classified as ‘subsequently measured at amortized cost’ or ‘financial liabilities at fair value through profit or loss’. Financial liabilities are initially measured at fair value, and, where applicable, adjusted for transaction costs, unless designated as a financial liability at fair value through profit or loss.

Subsequently, financial liabilities are measured at amortized cost using the effective interest method except for derivatives and financial liabilities for which the Company has elected to measure at fair value through profit or loss, which are carried subsequently at fair value with gains or losses recognized in profit or loss.

All interest related charges and, if applicable, changes in a financial liability’s fair value that are reported in profit or loss are included within finance expenses, net.

Financial liabilities are derecognized when they are extinguished or there is a substantial modification of the terms of an existing financial liability. The difference between the carrying amount of the financial liability extinguished and consideration paid, or financial liability assumed, is recognized in profit and loss.

The Company’s financial liabilities which are classified and measured at amortized cost include accounts payable and accrued liabilities, revolving line of credit facility and term loan.

Impairment

The Company recognizes a loss allowance for the expected credit losses associated with its financial assets, other than financial assets measured at fair value through profit or loss. Expected credit losses are measured to reflect a probability-weighted amount, the time value of money, and reasonable and supportable information regarding past events, current conditions and forecasts of future economic conditions. The Company applies the simplified approach for trade receivables. Using the simplified approach, the Company records a loss allowance equal to the expected credit losses resulting from all possible default events over the assets’ contractual lifetime.

The Company assesses whether a financial asset is credit-impaired at the reporting date. Regular indicators that a financial instrument is credit-impaired include significant financial difficulties as evidenced through borrowing patterns or observed balances in other accounts and breaches of borrowing contracts such as default events or breaches of borrowing covenants. For financial assets assessed as credit-impaired at the reporting date, the Company continues to recognize a loss allowance equal to lifetime expected credit losses.

For financial assets measured at amortized cost, loss allowances for expected credit losses are presented in the consolidated statements of financial position as a deduction from the gross carrying amount of the financial asset. Financial assets are written off when the Company has no reasonable expectations of recovering all or any portion thereof.

xx)	Provisions

Provisions represent liabilities of the Company for which the amount or timing is uncertain. Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and the amount can be reliably estimated. Provisions are not recognized for future operating losses. Where material, provisions are measured at the present value of the expected expenditures to settle the obligation using a discount rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

19

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

xxi)	Fair value

Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurement for invested assets are categorized into levels within a fair value hierarchy based on the nature of the valuation inputs (Levels 1, 2 or 3). The three levels are defined based on the observability of significant inputs to the measurement, as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical or liabilities;
•	Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly;
•	Level 3: unobservable inputs for the asset or liability

xxii)	Employee benefits

Long-term employee benefits include contributions made on behalf of the employee to a defined contribution plan whereby the Company has a discretionary match of up to 100% of employee contributions up to 4% of eligible employee earnings. Long-term employee benefits are measured on an undiscounted basis and are recognized as an expense as the contribution is made. No liabilities are recognized in regard to the defined benefit plan. For the year ended December 31, 2020, the Company made contributions of $605,953 (2019 - $547,188)

xxiii)	Critical accounting estimates and judgements

The preparation of consolidated financial statements in accordance with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes to the consolidated financial statements. These estimates are based on management’s best knowledge of current events and actions the Company may undertake in the future. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to the accounting estimates are recognized in the period in which the estimates are revised. Significant areas requiring the Company to make estimates include goodwill impairment testing and recoverability of assets, business combinations, income taxes, estimated useful life of long-lived assets, the fair value of share-based payments and provision for expected credit losses. These estimates and judgments are further discussed below:

Goodwill impairment testing and recoverability of assets

The Company has multiple cash-generating units and reviews the recoverable amount compared to the carrying value both in total and for each of the individual assets. The recoverable amount of the cash-generating units was estimated based on fair value less costs of disposal using a market approach. The approach uses a multiple of revenues to determine the recoverable amount. Refer to Note 6.

Business combinations

In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recorded at their fair values. One of the most significant estimates relates to the determination of the fair value of these assets and liabilities.

For any intangible asset identified, depending on the type of intangible asset and the complexity of determining its fair value, an independent valuation expert or management may develop the fair value, using appropriate valuation techniques, which are generally based on a forecast of the total expected future net cash flows. The evaluations are linked closely to the assumptions made by management regarding the future performance of the assets concerned and any changes in the discount rate applied. All acquisitions have been accounted for using the acquisition method.

Income taxes

Deferred tax assets, including those arising from tax loss carry-forwards, requires management to assess the likelihood that the Company will generate sufficient taxable earnings in future periods in order to utilize recognized deferred tax assets. Assumptions about the generation of future taxable profits depend on the Company’s estimates of future cash flows. In addition, future changes in tax laws could limit the ability of the Company to obtain tax deductions in future periods. To the extent that future cash flows and taxable income differ significantly from estimates, the ability of the Company to realize the net deferred tax assets recorded at the reporting date could be impacted. Refer to Note 9.

20

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Estimated useful lives of long-lived assets

Management reviews useful lives of depreciable assets at each reporting date. Management assesses that the useful lives represent the expected utilization in terms of duration of the assets to the Company. Actual utilization, however, may vary due to technical obsolescence, particularly relating to software and information technology equipment. Refer to Note 2 (ix) and (x).

Share-based payments

The fair value of all share-based payments granted are determined using the Black-Scholes option pricing model which incorporates assumptions regarding risk-free interest rates, dividend yield, expected volatility, estimated forfeitures, and the expected life of the options. The Company has a significant number of options outstanding and expects to continue to make grants. Refer to Note 10.

Provision for expected credit losses (“ECLs”)

The Company is exposed to credit risk associated with its trade receivables. Management reviews the trade receivables at each reporting date in accordance with IFRS 9 Financial Instruments. The ECL method requires considerable judgment, including consideration of how changes in economic factors affect ECLs, which are determined on a probability-weighted basis. IFRS 9 outlines a three-stage approach to recognizing ECLs which is intended to reflect the increase in credit risks of a financial instrument based on 1) 12-month expected credit losses or 2) lifetime expected credit losses. The Company measures provision for ECLs at an amount equal to the lifetime ECLs.

The Company applies the simplified approach to determine ECLs on trade receivables by using a provision matrix based on historical credit loss experiences adjusted for forward-looking estimates. The historical results and the forward-looking estimates are used to calculate the run rates of default which are then applied over the expected life of the trade receivables. Refer to Note 14.

xxiv)	Accounting standards implemented as of January 1, 2020

Government assistance

Government grants are recognized when there is reasonable assurance that the grant will be received, and all associated conditions will be complied with. When the grant relates to an expense item, it is recognized in income on a systematic basis over the periods that the related costs it is intended to compensate are expensed. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset. When the Company receives a forgivable loan from the government, it is treated as a government grant only when there is reasonable assurance that the Company will meet the terms for forgiveness of the loan.

The Company has elected the accounting policy to account for the PPP forgivable loan as a government grant.

21

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

3.	Property and equipment

Depreciation expense is included in general and administration expense in the consolidated statements of income and comprehensive income.

	Leasehold	Furniture and
	improvements	equipment	Total
Cost
Balance, December 31, 2018	2,551,292	7,134,476	9,685,768
Additions	6,682	2,878,670	2,885,352
Disposals	(237,185)	(505,000)	(742,185)
Foreign exchange conversion	-	(17,205)	(17,205)
Transfer to held for sale	-	(1,239,761)	(1,239,761)
Balance, December 31, 2019	$2,320,789	$8,251,180	$10,571,969
Additions	-	1,507,753	1,507,753
Disposals	(284,981)	(529,083)	(814,064)
Balance, December 31, 2020	$2,035,808	$9,229,850	$11,265,658

Accumulated depreciation
Balance, December 31, 2018	1,880,927	3,158,821	5,039,748
Additions	271,763	952,351	1,224,114
Disposals	(231,389)	(138,208)	(369,597)
Foreign exchange conversion	-	(16,190)	(16,190)
Transfer to held for sale	-	(735,848)	(735,848)
Balance, December 31, 2019	$1,921,301	$3,220,926	$5,142,227
Additions	253,344	866,049	1,119,393
Disposals	(138,837)	(243,799)	(382,636)
Balance, December 31, 2020	$2,035,808	$3,843,176	$5,878,984

Net book value, December 31, 2019	$399,488	$5,030,255	$5,429,743
Net book value, December 31, 2020	$-	$5,386,675	$5,386,675

22

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

4.	Intangible assets

	IP and
	domain			Customer	Capitalized
	properties	Technology	Brand	Relationship	Software	Total
Cost
Balance, December 31, 2018	$-	$476,900	$479,500	$48,900	$7,193,803	$8,199,103
Additions	27,523	-	-	-	3,330,421	3,357,944
Impairment	-	-	-	-	(449,238)	(449,238)
Foreign exchange	-	-	-	-	(9,663)	(9,663)
Transfer to held for sale	-	(476,900)	(479,500)	(48,900)	(830,863)	(1,836,163)
Balance, December 31, 2019	$27,523	$-	$-	$-	$9,234,460	$9,261,983
Additions	-	-	-	-	2,607,758	2,607,758
Impairment	-	-	-	-	(509,263)	(509,263)
Balance, December 31, 2020	$27,523	$-	$-	$-	$11,332,955	$11,360,478

Accumulated amortization
Balance, December 31, 2018	$-	$95,380	$47,950	$2,445	$3,535,511	3,681,286
Additions	1,356	-	-	-	895,986	897,342
Foreign exchange	-	-	-	-	(366)	(366)
Transfer to held for sale	-	(95,380)	(47,950)	(2,445)	(115,300)	(261,075)
Balance, December 31, 2019	$1,356	$-	$-	$-	$4,315,831	$4,317,187
Additions	2,752	-	-	-	1,281,141	1,283,893
Balance, December 31, 2020	$4,108	-	-	-	5,596,972	$5,601,080

Net book value, December 31, 2019	$26,167	$-	$-	$-	$4,918,629	$4,944,796
Net book value, December 31, 2020	$23,415	$-	$-	$-	$5,735,983	$5,759,398

Amortization expense is included in general and administration expense in the consolidated statements of income and comprehensive income.

During the year-ended December 31, 2020, the Company determined that certain of its capitalized software costs were no longer useable and recorded an impairment charge of $509,263 (2019 - $449,238), which is included in the accompanying consolidated statements of income and comprehensive income.

23

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

5.	Goodwill

The Company’s goodwill relates to the Company’s acquisition of the Blue Face Entities in a prior period. The carrying amount and movements of goodwill was as follows:

Balance, December 31, 2018	9,662,451
Transfer to held for sale	(9,662,451)
Balance, December 31, 2019	-
Balance, December 31, 2020	$-

Goodwill is subject to impairment testing on an annual basis. The annual impairment test date is December 31.

For the year ended December 31, 2019, the recoverable amount of the Blue Face Entities’ group of cash-generating units (“CGUs”) was determined using a market approach based on a multiple of the Blue Face Entities’ revenues.

	Revenue multiple	Revenue growth rate
	2019	2019
Blue Face Entities	2.61x – 3.80x	15%

Sensitivity to changes in assumptions

The Blue Face Entities group of CGUs’ recoverable amount was determined to be more than its carrying amount. No reasonable changes to the key assumptions resulted in a recoverable amount below the carrying amount.

6.	Assets held for sale and discontinued operations

As at December 31, 2019, the Company had committed to a plan to sell Blue Face Entities and NSV and an active program to locate a buyer had been initiated. On January 24, 2020, the Company sold the Blue Face Entities and NSV to Comcast Cable Communications, LLC by means of a share purchase agreement. At December 31, 2019 Blue Face Entities and NSV were classified as a disposal group held for sale and as a discontinued operation. The results for Blue Face Entities and NSV for the year are presented below:

24

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

6.	Assets held for sale and discontinued operations (continued)

	December 31,	December 31,
	2020	2019
Revenues
Recurring subscription services	$368,873	$5,236,198
Product sales	39,063	768,239
Total revenues, net	407,936	6,004,437

Cost of revenues
Recurring subscription services	106,473	1,742,889
Product sales	34,844	523,305
Total cost of revenues	141,317	2,266,194

Gross profit	266,619	3,738,243

Selling, general, and administrative expenses	121,591	6,712,430
Impairment of capitalized software	-	-
	121,591	6,712,430

Income (loss) from operations	145,028	(2,974,187)

Other
Interest expense	(3,985)	(52,723)
Gain on sale	33,475,471	-

Income (loss) before income taxes	33,616,514	(3,026,910)

Income tax (expense) recovery	(4,413,776)	361,355

Net income (loss) for the year from discontinued operations	$29,202,738	$(2,665,555)

The major classes of assets and liabilities of Blue Face Entities and NSV classified as held for sale at December 31, 2019 are as follows:

Assets:

Accounts receivable, net	$357,400
Inventory, net	80,139
Prepaid and other current assets	764,588
Total current assets	1,202,127

Property and equipment, net	503,913
Deferred income taxes	8,833
Right-of-use assets	1,741,307
Intangibles, net	1,429,313
Goodwill	9,662,451
Total non-current assets	13,345,817

Total assets classified as held for sale	$14,547,944

25

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Liabilities:

Accounts payable and accrued expenses	$911,251
Deferred revenue	119,451
Current portion of lease liability	542,335
Total current liabilities	1,573,037

Long-term portion of lease liability	1,332,397
Total non-current liabilities	1,332,397

Total liabilities classified as held for sale	$2,905,434

The net cash flows incurred by Blue Face Entities and NSV are, as follows:

	2020	2019
Operating	$641,024	$(3,155,265)
Investing	(24,465)	(607,595)
Financing	(45,426)	(49,268)
Net cash outflow	$571,133	$(3,812,128)

Sale of Blue Face Entities and NSV

On January 24, 2020, the Company entered into a Securities Purchase Agreement for the sale of the Blue Face Entities and NSV to Comcast Cable Communications, LLC. The adjusted purchase price was $45,624,503. The transaction closed on January 24, 2020. The agreement set a targeted net working capital and allowed or an adjusted net working capital adjustment to be completed within 90 days of the closing date. Each party was responsible for their respective expenses associated with the transaction. Transaction expenses on behalf of the Company were settled via the flow of funds on the day of closing. The Company recognized a gain on the sale of $33,475,471.

Reconciliation of sale price to gain recognized:

Adjusted purchase price	$45,624,503
Value of assets and liabilities on January 24, 2020
Cash	(1,499,358)
Accounts receivables, net	(475,192)
Inventory	(80,463)
Property, plant, and equipment, net	(2,390,345)
Intangibles	(704,345)
Goodwill	(9,662,451)
Other assets	(811,087)
Accounts payable and accrued expenses	1,486,938
Taxes and regulatory fees	13,430
Deferred revenue	(209,157)
Short and long-term lease liabilities	1,313,856
Other liabilities	(313,165)
Net assets and liabilities on January 24, 2020	(13,331,339)
Cumulative currency translation recognized on sale	51,225
Gain recognized on sale, net of transaction expenses	32,344,389
Transaction expenses net from purchase price	1,131,082
Gain recognized on sale	$33,475,471

26

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

7. Operating facility and term loan

	December 31,	December 31,
	2020	2019
Term loan I - WAB	$-	$7,299,573
Term loan II - WAB	-	5,000,000
Revolving line - WAB	-	10,500,000
Term Loan – ABPCI	40,979,821	-
Total debt	40,979,821	22,799,573
Less: current portion	425,000	13,476,191
Long-term debt	$40,554,821	$9,323,382

ABPCI - Credit and guarantee agreement and amendment

On March 13, 2020, the Company entered into a new Credit and Guaranty Agreement (CGA) with AB Private Credit Investors LLC (ABPCI). The proceeds of the CGA were used to repay the WAB LSA, fund a closing date dividend and for working capital and other general purposes. The CGA provided for a total of $55,000,000 of senior secured credit via a Revolving Loan, Term Loan and Delayed Draw Term Loan. The Revolving Loan extends credit up to $7,500,000, with a maturity date of March 13, 2025. The Term Loan provided for a one time funding of $42,500,000, with a maturity date of March 13, 2025. The Delayed Draw Term Loan provided for funding in two installments to a maximum of $5,000,000 with the commitment termination on the earlier of when the full term has been drawn or March 12, 2022 and has a maturity date of March 13, 2025.

The loan proceeds were borrowed to support operations and to facilitate a $60,000,000 dividend to the shareholders of the Company as approved by the Board of Directors on March 13, 2021.

The CGA provides for permitted indebtedness of equipment lease agreements in the amounts of (1) the lesser of $10,000,000 or the fair market value of equipment leased in 2020 and (2) the lesser of $8,000,000 or the fair market value of equipment leased in subsequent fiscal years.

The loans bear interest on the unpaid principal amount thereof from the date made to the date of repayment as follows, (a) if a base rate loan, at the base rate plus the applicable margin or (b) if a Eurodollar rate loan, at the adjusted Eurodollar rate plus the applicable margin.

The applicable margin on the base rate loan is 4.5% and Eurodollar rate loans is 5.5%. Interest on the CGA facility is paid quarterly in arrears on the 14th day of the month. The Term Loan is payable in quarterly installments of principal in the amount of $106,250 beginning on June 30, 2020 with the remaining unpaid principal and interest payable in full on March 13, 2025. The Term Loan once repaid, may not be reborrowed. The Revolving Loan is payable in full on March 13, 2025.

The Delayed Draw Term Loan is payable after reaching the commitment termination date in installments equal to 0.25% of the outstanding balance and is payable in full on March 13, 2025.

The interest rate on Term Loan at December 31, 2020 was 6.50%. The interest rate on the Revolving Loan and Delayed Term Loan was nil% at December 31, 2020 as there was no outstanding balances. Total interest expense related to the CGA for the year ended December 31, 2020 was $2,530,767.

The CGA contains certain financial covenants related to Total Leverage Ratio and Fixed Charge Coverage and maintaining minimum liquidity of at least $2,500,000 at all times, as well as requirements to provide monthly and quarterly internal prepared financial statements and annual audited financial statements and other information. The CGA contains customary affirmative and negative covenants, including covenants restricting the Company’s ability to incur debt, dispose of assets or enter into transactions with affiliates. The CGA grants ABPCI a perfected first priority security interest in all assets of the Company, including intellectual property. As of December 31, 2020, the Company was in compliance with all covenants.

27

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

On May 22, 2020, the Company entered into the First Amendment to the CGA. This amendment was for the purpose of allowing the Company to receive the Paycheck Protection Program loan (PPP) under the CARES Act. Certain terms and definitions were amended and/or added to incorporate the provisions for the CARES Act indebtedness. See further discussion on the PPP loan below.

All of the ABPCI Loans were repaid in March 2021. See Note 20.

WAB Loans

On December 27, 2017, the Company entered into a Loan and Security Agreement (“LSA”) with Western Alliance Bank (“WAB”). The primary reason for the new LSA was to facilitate the acquisition of the Blue Face Entities. The LSA provided for extension of credit via a Revolving Line and a Term Loan. The Revolving Line extends credit up to $12,500,000, with a maturity date of December 27, 2020. The Term Loan provided for a one-time funding of $7,500,000, with a maturity date of December 27, 2022. The LSA provides for permitted indebtedness and permitted liens in the aggregate of $5,000,000 for equipment financing and inventory. Both facilities bear an interest rate on the outstanding daily balance at a rate of 2% above the Prime Rate. The Prime Rate is defined as the greater of 4.50%, or the Prime Rate published in the Money Rates section of Western Edition of the WSJ, or such other rate of interest publicly announced from time to time by the WAB as its Prime Rate. Interest on both facilities is paid monthly in arrears on the 10th day of the month. The Term Loan is payable in 42 equal monthly installments of principal beginning on July 10, 2019. The Term Loan once repaid, may not be reborrowed. The Revolving Line is payable in full on December 27, 2020. The LSA was modified on February 11, 2019 and extended the repayment start date for the Term Loan to January 10, 2020 and payable in 36 equal monthly installments.

On February 11, 2019, the Company entered into a Loan and Security Modification Agreement (“LSMA”) with WAB. The primary reason for the LSMA was for working capital. The LSMA provided a $5,000,000 increase to the Revolving Line and added an additional $5,000,000 Term Loan (“Term Loan II”). The Revolving Line extends credit up to $17,500,000, with a maturity date of December 27, 2020. The Term Loan II provides for a one-time funding of $5,000,000, with a maturity date of February 11, 2024. The Revolving Line and Term Loan I continue to bear an interest rate on the outstanding daily balance at a rate of 2% above the Prime Rate. Term Loan II bears an interest rate on the outstanding daily balance at a rate of 5% above the prime rate. The Prime Rate definition was updated as the greater of 5.50%, or the Prime Rate published in the Money Rates section of the Western Edition of the WSJ, or such other rate of interest publicly announced from time to time by WAB as its Prime Rate. Interest on all facilities is paid monthly in arrears on the 10th day of the month. Term Loan I repayment terms were modified and is payable in 36 equal monthly installments of principal beginning on January 10, 2020. Term Loan II is payable in 42 equal monthly installments of principal beginning on September 10, 2020. The Term Loan I and Term Loan II once repaid, may not be reborrowed. The Revolving Line is payable in full December 27, 2020.

The LSA with WAB contains certain financial covenants related to revenue growth and maintaining minimum liquidity of at least $2,500,000 at all times, as well as the requirements to provide audited financial statements and other information. The LSA customary affirmative and negative covenants, including covenants restricting the Company’s ability to incur debt, dispose of assets or enter into transactions with affiliates. The LSA grants WAB a perfected first priority security interest in all assets of the Company, including intellectual property. As of December 31, 2019, the Company was in compliance with its covenants.

On March 13, 2020 the WAB LSA was extinguished. Accordingly, the interest rate on the Revolving Line and Term Loan I at December 31, 2020 was Nil% (December 31, 2019 - 6.75%). The interest rate on Term Loan II was Nil% at December 31, 2020 (December 31, 2019 – 10.50%). Total interest expense related to the WAB LSA for the year ended December 31, 2020 $739,339 (2019 - $1,965,826). The aggregate net loss realized on this transaction, which was not material, reflects a write-off of unamortized original deferred financing costs and is included in other income, net on the consolidated statements of net income (loss) for the year ended December 31, 2020

All of the WAB Loans were repaid in March 2020.

On December 31, 2017, the Company granted WAB a warrant to purchase 16,481 shares of Common Stock of StarBlue Inc. at an exercise price of $0,001 per share and an expiration date of December 31, 2022. Simultaneously with the signing of the LSMA on February 11, 2019, the WAB warrant was amended and restated to a total of 20,601 shares and extended the maturity date to February 11, 2024. The warrants are classified as derivatives liabilities and are measured at fair value through profit or loss at each reporting date. The carrying value of the warrants was not material at any of the Company’s reporting dates.

28

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Paycheck protection program loan

In April 2020, the Company applied for a $4,199,200 paycheck protection program (PPP) loan via Newtek Small Business Finance, LLC (Newtek). The loan was approved by the Small Business Administration (SBA) and by Newtek and funded on June 16, 2020. The loan was pursuant to the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748 (CARES Act) enacted into law in response to the COVID-19 pandemic. The term of the loan is for five years at an annual interest rate of 1%, Payments are deferred for ten months. Funds borrowed under the PPP may be forgivable by the United States government pursuant to the provisions of the CARES Act and the PPP Flexibility Act of 2020, H.R. 7010. Based on the criteria for forgiveness of the PPP loan, the Company applied for 100% forgiveness of the loan amount borrowed in March 2021, the loan forgiveness is dependent upon approval from the United States government. Eligibility or forgiveness is based on the following:

•	The covered period for use of the loan proceeds is 24 weeks from the time of funding or through December 31, 2020, whichever is earlier.
•	Loan proceeds must be used for 60% payroll cost and 40% non-payroll cost for the following covered expenses:
•	Payroll cost – salary, wages, commission or tips (capped at $100,000 on an annualized basis for each employee) – employee benefits including cost for vacation, separation payments, medical and sick leave – provisions of group health care benefits including insurance premiums – payment of retirement benefits
•	Mortgage interest
•	Rent – operating and capital leases
•	Utility costs
•	The Company must apply for forgiveness of the loan amount within 10 months of use of the proceeds.

As of December 31, 2020, the Company has evaluated both the eligibility requirements and appropriateness of covered costs and has concluded that it has met all the necessary requirements for eligibility and loan forgiveness. While this management estimate is subject to third party evaluation and audit, the Company has treated the loan as an in-substance government grant and recognized grant income for the full amount of the $4,199,200 in 2020. There was no interest expense recorded for the PPP loan for the year ended December 31, 2020.

29

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

8. Income taxes

The following table reconciles the difference between the actual tax provision and amounts obtained by applying the statutory United States federal income tax rate of 21% to the pretax loss in 2020 and 2019:

	December 31,	December 31,
	2020	2019
Net income before tax from continuing operations	$10,931,143	$6,227,898
Net income (loss) before tax from discontinued operations	33,616,514	(3,026,910)
Net income before tax	44,547,657	3,200,988

Tax at U.S. federal statutory rate	9,436,920	672,207
Foreign tax rate differential	-	320,228
Meals and entertainment	19,718	78,186
Research and development credit	-	(540,630)
Sale of Blue Face Entities	(2,616,076)	-
Deferred adjustment	(364,286)	(127,419)
State income taxes, net of federal benefit	880,418	431,851
Foreign exchange	-	184,062
PPP loan forgiveness	(881,832)	-
Other	210,508	282,120
Adjustment to expected income tax benefit	-	(421,380)
Income tax expense	6,685,370	879,225
Income tax expense reported in the statements of income	2,271,594	1,240,580
Income tax attributable to a discontinued operation	4,413,776	(361,355)
	$6,685,370	$879,225

	December 31,	December 31,
	2020	2019
Current tax expense	$5,424,851	$6,029
Deferred tax expense	1,260,519	873,196
	$6,685,370	$879,225

The provision for income taxes consisting of current and deferred State franchise taxes at December 31, 2020 amounted to $35,481 (2019 - $30,580) as well as a current and deferred foreign income tax benefit at December 31, 2020 of $0 (December 31, 2019 - $361,355).

On December 22, 2017, the U.S. Tax Cuts and Job Act (the “Tax Act”) was enacted into law. The Tax Act contains broad and complex provisions including, but not limited to: (i) the reduction of corporate income tax rate from 35% to 21%, (ii) requiring companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries, (iii) generally eliminating U.S. federal income taxes on dividends from foreign subsidiaries, (iv) modifying limitations on excessive employee remuneration, (v) requiring current inclusion in U.S. federal taxable income of certain earnings of controlled foreign corporations, (vi) repeal of corporate alternative minimum tax (“AMT”) and changing how AMT credits can be realized, (vii) creating a new minimum tax, (viii) creating a new limitation on deductible interest expense, (ix) changing rules related to uses and limitations of net operating loss carryforwards and foreign tax credits created in tax years beginning after December 31, 2017, and (x) eliminating the deduction for income attributable to domestic production activities.

30

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

The Act reduces the corporate tax rate to 21 percent, effective January 1, 2018. The recognition of a deferred tax asset and deferred tax liability for Communications took place on December 31, 2017, the date Communications was contributed to StarBlue. Therefore, the future U.S. tax rate used to value the deferred tax asset for the change in taxable status of Communications was 21%.

The Tax Act creates a new requirement that certain income earned by controlled foreign corporations must be included currently in the gross income of the U.S. shareholder under the Global Intangible Low-Taxed Income (“GILTI”) provision. The Company intends to treat GILTI as a period cost.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted into law. The CARES Act contained many income tax relief provisions including but not limited to: allowing for a 5-year carryback of Federal net operating losses generated in tax years beginning in 2018, 2019, and 2020 and corporate alternative minimum tax credit refund relief. As required under IAS 12, the effects of tax law changes will be recognized in the period in which they are enacted or substantively enacted. Some aspects of the CARES Act are retroactive, but the Company does not expect any material adjustments to its 2020 income tax position.

Significant components of deferred tax assets and liabilities at December 31, 2020 and 2019 are as follows:

	December 31,	December 31,
	2020	2019
Deferred tax assets
Inventory	$112,952	$132,593
Right of use assets	67,681	42,403
Fixed assets	-	26,066
Accruals	346,263	387,984
Deferred revenue	418,102	492,463
Net operating losses	-	597,065
Total deferred tax assets	944,998	1,678,574

Deferred tax liabilities
Contract assets	(1,250,288)	(1,254,482)
Fixed assets	(525,495)	-
Intangible assets	(1,474,600)	(1,477,790)
Deferred tax liability	(3,250,383)	(2,732,272)

Net deferred tax liability	(2,305,385)	(1,053,698)
Less: assets held for sale	-	(8,833)
Net deferred income taxes	$(2,305,385)	$(1,044,865)

31

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

In assessing the realization of deferred tax assets, the Company uses a more-likely-than not standard. If it is determined that it is more-likely-than-not that deferred tax assets will not be realized, the deferred tax asset would not be recognized for financial reporting purposes. As of December 31, 2020, management concluded based on its evaluation of positive and negative evidence that it is more-likely-than-not that its domestic deferred tax assets will be realized with exception of its capital loss carryforward of $13,611,840 which can only be offset against capital gain income. If events or circumstances change, the deferred tax assets will be adjusted at that time resulting in an income tax benefit.

The following table summarizes the components of unrecognized deferred tax assets:

	December	December
	31, 2020	31, 2019
Net operating losses	-	3,029,052
Total unrecognized temporary differences	$-	$3,029,052

At December 31, 2020, the Company utilized all federal and state net operating loss (NOL) carry forwards in the current year.

Federal and state laws impose substantial restrictions on the utilization of net operating loss carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. In general, an ownership change is deemed to occur if the percentage of stock of a loss corporation owned (actually constructively and, in some cases, deemed) by one or more 5% shareholders has increased by more than 50% over the lowest percentage of such stock owned during a three-year testing period. There have been no ownership change events since the conversion from a partnership to a corporation that would impose limitations on the net operating losses as of December 31, 2020 and 2019 as discussed further in Note 1.

The Company evaluated its tax positions and determined that it has no uncertain tax positions as of December 31, 2020 and 2019. As of December 31, 2020, all of the federal and state tax returns for the tax years 2018 through 2019 remain subject to examination by tax authorities.

The federal audit for tax year 2017 was completed on February 20, 2020 with no proposed adjustments by the Internal Revenue Service.

9. Share capital

As of December 31, 2020, the Company’s equity consists of one class of common stock which was part of the formation of StarBlue in association with the contribution further described in Note 1. Prior to the formation of StarBlue, the Company’s equity structure under Communications consisted of two classes of units, Common and Preferred which were established in accordance with the 8th Operating Agreement of Communications, which was executed on January 1, 2015.

Common stock shares of the Company

The Company has one class of stock. There are 11,000,000 authorized Common Stock shares, par value $0.0001 per share, of those 9,876,721 are issued and outstanding as of December 31, 2020 (2019 - 9,876,721).

32

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

10. Membership interest option compensation plans

2018 Equity Incentive Plan

In 2018, StarBlue established an Equity Incentive Plan (the “Plan”). The purpose of the Plan is to recruit and retain highly qualified employees, directors, consultants, and other service providers and to provide the opportunity to share in the growth and value of the Company. The Plan provides for non-qualified options (“NQOs”), Restricted Stock Awards, Deferred Units, and Stock Appreciation Rights. The term of each option is determined by the Company’s Board of Directors, but not more than ten years from the date of grant. The Board of Directors has the discretion to determine the vesting schedule of all options. Options generally vest over three to five years. All option awards provide for accelerated vesting if there is a change in control, as defined in the option and plan document.

The fair value of each option award is estimated on the date of grant (or the measurement date for non-employees) using the concluded fair market value from a Black-Scholes option pricing model. Volatility is estimated based on the average of the historical volatilities of the common stock of entities, with characteristics that are similar to those of the Company. The Company used the following weighted average assumptions to estimate the fair value of membership interest options granted during the years ended December 31, 2020 and 2019:

	2020	2019
Expected term	N/A	N/A
Risk-free interest rate	N/A	N/A
Volatility	N/A	N/A
Dividend yield	N/A	N/A
Forfeiture rate	N/A	N/A

As of December 31, 2020, there was a Common Stock Option pool of 154,685 units. The Company measures its stock incentive plan costs based upon fair value.

		Weighted-average	Weighted-average
	Number of options	exercise price	grant date fair value
Outstanding at December 31, 2018	47,217	$24.47	$3.65
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2019	47,217	$24.47	$3.65
Granted	-	-	-
Exercised	-	-	-
Forfeited	-	-	-
Outstanding at December 31, 2020	47,217	$24.47	$3.65

The options vest over a period of three years. The number of options and weighted-average grant date fair value at December 31, 2020 and 2019 are as follows:

		Weighted-average	Weighted average
	Number of options	grant date fair value	remaining life
As at December 31, 2018:
Options vested	7,870	$3.65	2.58 years
Non-vested options	39,347	$3.65	2.58 years
As at December 31, 2019:
Options vested	23,609	$3.65	1.58 years
Non-vested options	23,608	$3.65	1.58 years
As at December 31, 2020:
Options vested	39,348	$3.65	.58 years
Non-vested options	7,869	$3.65	.58 years

33

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

S2S Holdings

S2S Holdings via Communications has established the 2006 Equity Incentive Plan (later amended and restated), the 2012 Unit Incentive Plan, the 2013 Unit Incentive Plan, the 2014 Unit Incentive Plan (later amended and restated) and the 2015 Unit Incentive Plan (collectively, the “Plans”). The 2006, 2012, 2013 and 2014 Unit Incentive Plans were all assigned from Communications to S2S Holdings on January 1, 2015 as part of the Assignment and Assumptions Agreement. The options issued under these plans are still active and continue with the same rights and privileges as issued. The purpose of the Plans is to promote the interests of the Company by providing the opportunity to purchase or receive Units or to receive compensation that is based upon appreciation in the value of Units to Eligible Recipients in order to attract and retain Eligible Recipients and providing the Eligible Recipients an incentive to work to increase the value of the Units and a stake in the future of the Company. The options are intended to be non-qualified options (“NQOs”), Restricted Unit Awards, Deferred Units and Unit Appreciation Rights.

The term of each option is determined by the Company’s Board of Directors, but not more than ten years from the date of grant. Options generally vest over four years and are only exercisable upon a change in control. All option awards provide for accelerated vesting if there is a change in control, as defined in the option and plan documents. To date, all options issued under the Plans have been for the Company’s Class B common membership interests. The Company’s Board of Directors is authorized to increase the number of Class B common membership interest options available for grant from time to time. As of December 31, 2020, there were Class B common membership interest option pool of 91,181,631 (2019 - 88,532,048) units.

The Company measures its unit incentive plan costs based upon fair value. The fair value of each option award is estimated on the date of grant (or the measurement date for non-employees) using the concluded fair market value from a Black-Scholes option pricing model as determined by a third-party specialist. Volatility is estimated based on the average of the historical volatilities of the common stock of entities, with characteristics similar to those of the Company. The Company used the following weighted average assumptions to estimate the fair value of membership interest options granted during the years ended December 31, 2020 and 2019:

	2020	2019
Expected term	2.0 years	2.0 years
Risk-free interest rate	2.50%	2.50%
Volatility	72.50%	72.50%
Dividend yield	0.0%	0.0%
Forfeiture rate	0.0%	0.0%

A summary of the option activity of the Plans for the year ended December 31, 2020 is as follows:

		Weighted-average	Weighted-average
	Number of options	exercise price	grant date fair value
Outstanding at December 31, 2018	891,485,557	$0.0030851	$0.0019833
Granted	14,835,018	0.0044488	0.0009107
Exercised	-	-	-
Forfeited	(13,882,960)	0.0134892	0.0036604
Outstanding at December 31, 2019	892,437,615	0.0029460	0.0019394
Granted	40,000	0.0081742	0.0033266
Exercised	-	-	-
Forfeited	(231,250)	0.0134892	0.0019405
Outstanding at December 31, 2020	892,246,365	$0.0029435	$0.0019394

34

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

As a result of the performance condition on exercisability based upon a change in control, no options were exercisable as of December 31, 2020. The number of options, weighted-average exercise price, and weighted average remaining contractual term for options expected to become exercisable at December 31, 2020, 2019 and 2018 are as follows:

			Weighted-average
		Weighted-average	remaining
	Number of options	exercise price	contractual term
As at December 31, 2018:
Options expected to become exercisable	884,458,662	$0.0030874	4.77 years
As at December 31, 2019:
Options expected to become exercisable	887,540,718	0.0029411	3.82 years
As at December 31, 2020:
Options expected to become exercisable	890,171,103	$0.0029393	2.82 years

The number of options and weighted-average grant date fair value at December 31, 2020, 2019, and 2018 are as follows:

		Weighted-average grant date
	Number of options	fair value
As at December 31, 2018:
Options vested	846,267,452	$0.0020095
Non-vested options	45,218,105	$0.0014918
As at December 31, 2019:
Options vested	860,415,097	$0.0019688
Non-vested options	32,022,518	$0.0011469
As at December 31, 2020:
Options vested	878,698,229	$0.0019525
Non-vested options	13,548,135	$0.0010866

Recognition of compensation expense

The Company issues options under its unit incentive plans that generally require future service and in all cases are only exercisable upon a change of control. The restrictions on exercisability are a non-market performance condition that could be achieved after the requisite service period. The Company would not recognize compensation cost until a change in control is more likely than not. A change in control is an event not solely within the Company’s control and therefore is only more likely than not to occur once the change in control event has occurred.

Upon a change of control, the Company will recognize compensation expense for all outstanding awards for which the requisite service has been rendered. If a change in control had occurred at December 31, 2020, the Company would have recognized compensation expense of $1,731,600 on all vested awards. As of December 31, 2020, the Company had total accumulated unrecognized compensation expense for all outstanding awards (vested and unvested) of $1,746,322 (2019 - $1,746,637).

11. Leases

Lease liabilities are presented in the consolidated statements of financial position as follows:

	December 31,	December 31,
	2020	2019
Current	$257,896	$967,500
Non-current	-	421,908
	$257,896	$1,389,408

35

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

The Company has leases for properties and equipment. With the exception of short-term leases (leases with an expected term of 12 months or less) and leases for low value assets, each lease is reflected in the consolidated statements of financial position as a right-of-use asset and a lease liability.

The table below describes the nature of the Company’s leasing activities by type of right-of-use asset recognized on the consolidated statement of financial position as of December 31, 2020:

	Number of right of use assets leased	Range of remaining term	Average remaining lease term	Number of leases with extension options	Number of leases with options to purchase	Number of leases with variable payments linked to an index	Number of leases with termination option
Right-of-use assets
Property	1	0 years	0 years	1	-	-	1
Equipment	6	0.5-2 years	1.0 years	-	6	-	-
	7			1	1	-	1

Future minimum lease payments at December 31, 2020, excluding leases included in discontinued operations, are as follows:

	Minimum lease payments due
	Lease payments	Finance charges	Net present value
Within 1 year	$258,981	$1,085	$257,896
1-2 years	-	-	-
Total	$258,981	$1,085	$257,896

Additional information on the right-of-use assets by class of assets is as follows:

	Properties	Equipment	Total
Gross carrying amount
Balance, December 31, 2018	$4,141,169	$1,501,737	$5,642,906

Additions	169,918	1,870,606	2,040,524
Transfer to assets held for sale	(856,679)	(1,337,115)	(2,193,794)
Balance, December 31, 2019	$3,454,408	$2,035,228	$5,489,636
Additions	-	-	-
Balance, December 31,2020	$3,454,408	$2,035,228	5,489,636

Depreciation
Balance, December 31,2018	1,908,272	1,192,522	3,100,794

Additions	1,035,693	462,381	1,498,074
Transfer to assets held for sale	(306,133)	(111,257)	(417,390)
Balance, December 31,2019	$2,637,832	$1,543,646	$4,181,478
Additions	816,576	245,281	1,061,857
Balance, December 31,2020	3,454,408	1,788,927	5,243,335

Carrying amount December 31, 2019	$816,576	$491,582	$1,308,158
Carrying amount December 31, 2020	$-	$246,301	$246,301

36

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

12. Contingencies

Legal proceedings

The Company, from time to time, is involved in various legal claims or litigation that can arise in the normal course of operations. As of December 31, 2020, there are no legal proceedings individually or in aggregate that, in the opinion of management, could have a material adverse effect on its financial condition, operations, or cash flows.

Other taxes and regulatory fees

The Company’s accrual for unpaid sales and telecommunications tax liabilities as of December 31, 2020 was $266,909 (2019 - $179,829) and is included in accounts payable and accrued expenses on the accompanying consolidated statements of financial position.

During 2020 and 2019, the Company finalized the examination of certain telecommunication tax audits with findings that did not result in material tax, penalties or fees.

The effect of any future laws and regulations on the Company’s operations including, but not limited to, the Company’s recurring service offerings, cannot be determined. The Company determines the potential exposure of such regulatory taxes and fees and has reflected an estimate of these amounts in the accompanying consolidated financial statements. But as a general matter, the increased regulation and the imposition of additional funding obligations increases the Company’s costs of providing service that may or may not be recoverable from the Company’s customers.

13. Related party transactions

During the year ended December 31, 2020, the Company paid commissions of approximately $1,375,000 (2019 - $1,160,000) respectively, to a master distributor owned by a member of S2S Holdings. In addition, during the year ended December 31, 2020 the Company paid commissions of approximately $289,000 (2019 - $238,600) to a master distributor that also holds Class B common membership interests in S2S Holdings. As of December 31, 2020, the outstanding payables to these master distributors totaled $146,489 (2019 - $125,591) and were included in accounts payable and accrued expenses in the accompanying consolidated statements of financial position.

From time to time, the Company occasionally utilizes the services of a charter aircraft company that is owned and operated by the Executive Chairman and majority owner of the Company. The Company leases the aircraft under dry lease arrangements. These leases are executed on a flight-by-flight basis and contain no commitments, guarantees, or purchase option clauses. The total expense incurred during the year ended December 31, 2020 approximated $23,300 (2019 - $165,100) and was included in selling, general, and administrative expenses in the accompanying consolidated statements of income (loss) and comprehensive income (loss).

The Company leases its headquarters facility in Sarasota, Florida from an entity controlled by a related party under an operating lease agreement that expired December 31, 2020. The lease has an initial monthly base rent of approximately $59,900 with an increase of 2% each year thereafter. The Company is also responsible for a pro-rated share of any increase in property taxes or property insurance above a 2013 base year. The lease contains two, three-year lease extension provisions. There was no outstanding rent payable under this lease as of December 31, 2020 and 2019. The Company is currently in the process of renegotiating this lease.

Key management of the Company are its Board of Directors and members of executive management. Key management personnel remuneration includes the following payments:

	December 31, 2020	December 31, 2019
Payroll and benefits	$2,933,674	$2,891,008
Severance	249,137	-
Bonus	450,544	666,996
Commission	145,519	114,249
	$3,778,874	$3,672,253

37

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

14. Financial instruments

Fair values

Financial instruments recorded at fair value on the consolidated statements of financial position are classified using a fair value hierarchy that reflects the observability of significant inputs used in making the measurements.

The fair value hierarchy requires the use of observable market inputs whenever such inputs exist. A financial instrument is classified to the lowest level of the hierarchy for which a significant input has been considered in measuring fair value.

The fair values of the cash, accounts receivable, accounts payable and accrued liabilities approximate their carrying values due to the relatively short-term nature of these financial instruments and fair values of operating facility and loans approximate their carrying values due to variable interest loans or fixed rate loan, which represent market value.

The Company examines the various financial instrument risks to which it is exposed and assesses the impact and likelihood of those risks. These risks may include credit risk, liquidity risk, foreign currency risk, interest rate risk and market risk.

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its obligations. The Company’s maximum exposure to credit risk for its accounts receivable is summarized as follows:

	December 31,	December 31,
	2020	2019
Accounts receivable aging:
0-30 days	$4,075,010	$3,810,379
31-60 days	952,201	1,085,514
61-90 days	344,794	569,158
Greater than 90 days	163,418	222,147

Less: Allowance for credit losses	(275,805)	(245,756)
Less: Amounts classified to held for sale	-	(357,400)
	$5,259,618	$5,084,042

Management actively monitors the Company’s exposure to credit risk under its financial instruments, including with respect to accounts receivable.

Liquidity risk

Liquidity risk if the risk that the Company will not be able to meet its obligations associated with financial liabilities. The Company has a planning and budgeting process in place by which it anticipates and determines the funds required to support its normal operating requirements. The Company coordinates this planning and budgeting process with its financial activities through its capital management process.

38

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

The Company holds sufficient cash and working capital, maintained through stringent cash flow management, to ensure sufficient liquidity. The Company is obligated to the following contractual maturities of undiscounted cash flows at December 31,2020 as follows:

	2021	2022	2023	2024	2025
Accounts payable and accrued liabilities	$8,008,732	$-	$-	$-	$-
Lease obligations	257,896	-	-	-	-
Long-term debt	425,000	425,000	425,000	425,000	39,279,821
	$8,266,628	$425,000	$425,000	$425,000	$39,279,821

Foreign currency risk

Most of the Company’s transactions are carried out in USD. Exposure to currency exchange rates arise from the overseas operations of the Blue Face Entities which are denominated in Pounds Sterling (GBP) and Euro. The Company does not have significant exposure to foreign currency.

Interest rate risk

The Company’s exposure to interest rate fluctuations is with its credit facility (Note 8) which bears interest at Libor plus 1.00%. As at December 31, 2020, a change in the interest rate of 1 % per annum would have an impact of approximately $380,033 (2019 - $198,167) per annum in finance costs.

15. Capital management

The Company’s objectives in managing capital are to safeguard the Company’s assets, to ensure sufficient liquidity to sustain the future development of the business via advancement of its significant research and development efforts, to conservatively manage financial risk and to maximize investor, creditor and market confidence. The Company considers its capital structure to include its shareholders’ equity and operating facilities and loans which was $18,156,274 at December 31, 2020 (2019 - $21,883,186). Working capital is optimized via stringent cash flow policies surrounding disbursement, foreign currency exchange and investment decision-making. There have been no changes in the Company’s approach to capital management during the year and the Company is subject to capital requirements imposed by its lenders as disclosed in Note 7.

16. Selling, general, and administrative expenses

	2020	2019
Payroll and benefits	$26,193,659	$23,475,363
Commissions and third party compensation	20,213,861	21,691,203
Travel	734,426	2,822,120
Professional fees	4,917,824	4,490,291
Depreciation	2,181,249	1,722,726
Dealer training	15,833	102,361
Marketing and advertising	2,598,837	1,424,572
Licenses & subscriptions	1,632,509	1,107,651
Amortization	1,283,893	1,043,117
Other	277,368	371,391
Utilities	261,466	219,826
Insurance	197,599	220,049
Training	13,960	47,171
	$60,522,484	$58,737,841

39

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Payroll and benefits include personnel costs for employees engaged in network infrastructure and operations, system maintenance, and customer support functions.

17. Interest expense

	2020	2019
Long-term debt	$3,270,107	$1,771,153
Lease liability	38,274	106 493
Other	1,213	174,735
	$3,309,594	$2,052,381

18. Supplemental cash flow information

	December 31,	December 31,
	2020	2019
Non-cash transactions
Purchases of capital expenditures through capital lease
arrangements	$-	$1,868,282

	December 31,	December 31,
	2020	2019
Interest paid	$2,815,183	$1,815,059
Income taxes paid	6,452,273	86,661

19. Revenue, contract cost assets and deferred revenue

Revenue

The following table presents revenues disaggregated by timing and type of revenue recognition:

	December 31,	December 31,
	2020	2019
Recurring subscription revenues - revenue recognized over time	$68,569,116	$65,537,270
Product sales – revenue recognized point in time	6,446,764	7,443,783
Revenue from contracts with customers	75,015,880	72,981,053
Lease revenue	6,005,977	4,405 169
Total revenue	$81,021,857	$77,386,222

The Company derives lease revenue from the rental of telecommunication hardware as part of a communication services contract. The Company manages the risk associated with rights it retains in the underlying assets by requiring all lessees to provide security deposits and by mandatory return of equipment in working order in the event that the lessee stops payment. Future minimum lease payments receivable under non-cancellable operating leases at December 31, 2020 and 2019 are as follows:

	December 31,	December 31,
	2020	2019
Within one year	$6,571,663	$6,268,553
After one year, but not more than five years	11,915,981	12,958,099

40

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Contract cost assets

The Company capitalizes incremental costs of obtaining customer contracts. The capitalized amounts consist primarily of: (i) sales commissions paid to the direct sales force and amounts paid to employees other than the direct sales force who earn incentive payouts under annual compensation plans that are tied to the value of contracts acquired plus (ii) the associated payroll taxes and fringe benefit costs associated with the payments to the employees.

Amortization of contract cost assets of $1,338,583 (2019 - $1,074,070) has been recorded in depreciation expense. The Company periodically reviews these deferred costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit for these deferred contract acquisition costs. The Company accelerated the recognition of $288,005 of previously capitalized contract acquisition costs related to contract cancellations that occurred during the year ending December 31, 2020 (2019 - $181,277).

Deferred revenue

Contract liabilities, which includes deferred revenues, represent the future performance obligations to customers in respect of services or customer activation fees for which consideration has been received upfront and is recognized over the expected term of the customer relationship. The Company has elected to apply the practical expedient that allows the Company to not disclose the unsatisfied portions of performance obligations under contracts where the revenue we recognize is equal to the amount invoiced to the customer.

Deferred revenue consists of the following amounts at each reporting date:

	December 31,	December 31,
	2020	2019
Billing deferral	$2,406,516	$1,924,063
Deferred activation fees	343,453	386,051
Deferred grants	-	46,028
Prepaid customer deposits	1,653,850	1,899,964
Total deferred revenues	4,403,819	4,256,106

Less: current portion	3,004,559	2,793,608
Deferred revenues, long term portion	$1,399,260	$1,462,498

20. Subsequent events

The Company has evaluated subsequent events through June 11, 2021, the date of the accompanying financial statements were available to be issued, and identified no events, other than those noted below, that require consideration or adjustment to, or disclosure in, the financial statements.

Sale of Company to Sangoma Technologies

On January 28, 2021, the Company entered into a stock purchase agreement (the Agreement) whereby the Company was later acquired by Sangoma Technologies Corporation (Sangoma). Pursuant to the Agreement, Sangoma acquired StarBlue (the “Acquisition”) for approximately $437 million, consisting of $105 million in cash and 110 million common shares of Sangoma. The transaction was approved by Sangoma shareholders at a special meeting of shareholders held on March 26, 2021. The transaction was closed on March 31, 2021.

ABPCI

On March 31, 2021, the Company repaid the full outstanding balance owed under the CGA agreement with AB Private Credit Investors LLC. The debt was extinguished as part of the acquisition of the Company by Sangoma. The Company paid a prepayment penalty of 1% of the outstanding commitment under the CGA in the amount of $546,813.

41

StarBlue Inc.

Notes to the consolidated financial statements

(in United States dollars)

For the years ended December 31, 2020 and 2019

Signing of new lease for corporate office

The Company is currently negotiating a new lease for the corporate office located at 600 Tallevast Road, Sarasota, FL with Aldina, L.C. (Landlord). The effective date of the lease will be January 1, 2021. The lease term will be five years with automatic one (1) year renewal periods thereafter. The initial base rent will be $443,638 per annum calculated at the rate of $12.95 per sq. ft. payable in monthly installments of $36,303.17. The lease will also include an additional use space known as flex space. The landlord will have the right after nine (9) months to terminate the use of the flex space with a ninety (90) day notice. Rent for the flex space will be $173,530 per annum calculated at the rate of $12.95 per sq. ft. payable in monthly installments of $14,460.83 per month. Commencing on the first anniversary of the effective date and each anniversary date thereafter, the base rent shall increase by two percent (2%)

42